EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Lakes Entertainment, Inc.
Minnetonka, Minnesota
We consent to the incorporation by reference in the registration statements of Lakes Entertainment, Inc. on Form S-3 (File No. 333-162235) and on Forms S-8 (File Nos. 333-77247, 333-77249, 333-77591, 333-116674, 333-143985, 333-162259) of our report dated March 31, 2011, included in this Annual Report on Form 10-K, on the consolidated financial statements of Lakes Entertainment, Inc. and Subsidiaries as of January 2, 2011 and January 3, 2010 and for each of years then ended.
/s/ PIERCY BOWLER TAYLOR & KERN
Piercy Bowler Taylor & Kern,
Certified Public Accountants
Las Vegas, Nevada
March 31, 2011